WARRANTECH CORPORATION AND SUBSIDIARIES
                              EXHIBIT 11
           STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                              (UNAUDITED)

                                          For the Three Months Ended
                                                   June 30,
                                             1995           1994
Earnings:
   Net income                             $ 650,460      $ 618,813

Weighted average shares outstanding:

Primary (A):

   Common shares                          12,999,181     12,927,546
   Assumed exercise of stock options         753,833        626,253
   Assumed conversion of preferred stock   1,949,387      1,767,714
                                          __________     __________
                                          15,702,401     15,321,513
                                          ==========     ==========
Fully diluted (B):

   Common shares                          12,999,181     12,927,546
   Assumed exercise of stock options       1,994,500      2,023,383
   Assumed conversion of preferred stock   1,949,537      1,959,654
                                          __________     __________
                                          16,943,218     16,910,583
                                          ==========     ==========
Earnings Per Common Share:

Primary (A):

   Net income                                $0.04          $0.04

Fully diluted (B):

   Net income                                $0.04          $0.04

(A) The treasury method was used in the calculation of primary earnings per share for all periods presented.

(B) The modified treasury method was used in the calculation of fully diluted earnings per share for for all periods presented.


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